EXHIBIT 99.2

AMERICAN EAGLE
OUTFITTERS

Announces Pittsburgh's SouthSide Works Location

As New Corporate Headquarters

Warrendale, PA, October 21, 2005 -- American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that it is relocating its Warrendale corporate headquarters to Pittsburgh's most exciting new urban development. American Eagle has signed an agreement to purchase an existing 186,000 square foot building and adjacent land in the SouthSide Works, pending approval by the Urban Redevelopment Authority and subject to customary conditions. The building and land purchase price is approximately $21 million, not including additional construction and interior finishing costs.

AE, founded in 1977, will reside at "77 Hot Metal Street" featuring a riverfront location, city views and a walking trail in an urban location with restaurants and shops nearby. While the exterior building is complete, interior design and office space construction is expected to be finished in early 2007. After the move, American Eagle will maintain a presence in Warrendale, with over 300 associates staying at this site. The relocation of corporate headquarters will free up space, enabling expansion of the existing Warrendale facility, which will include construction of a new data center. The Warrendale operation will be a state-of-the-art technology, logistics and distribution center, which will support growth as a global, multi-brand specialty retail company.

"After several years of successful growth and expansion, we have simply outgrown our current facility," said Jim O'Donnell, Chief Executive Officer of American Eagle Outfitters. "Additionally, our distribution and headquarters needs will increase as we pursue future growth initiatives, which include continued expansion of the AE brand, as well as the creation and launch of new retail concepts, including our new brand, Martin + Osa. On behalf of all of our associates, I am grateful for the partnerships with Governor Rendell's office, the City of Pittsburgh and Urban Redevelopment Authority, Allegheny County and the team at Thorn Hill Industrial Park in Warrendale for their support in helping us make this important decision. And, a special thanks to Damian Soffer for his vision and partnership on providing American Eagle with an outstanding corporate headquarters site."

Susan McGalla, President and Chief Merchandising Officer, American Eagle Brand, commented, "We greatly value the Pittsburgh region and what it has meant to our success. It is now our goal to create a corporate headquarters here that is truly branded and reflects our values and our vision for the future. We recognize that our associates are our most valuable resource and providing them with a creative and productive environment is our top priority. The many positive amenities of our new facility, combined with the exciting urban environment offered at Pittsburgh's SouthSide Works, will be key to attracting and retaining a talented workforce, which is absolutely essential to our continued success."

In commenting on American Eagle's decision to expand its operations in Pennsylvania and move its home office into the City of Pittsburgh, Governor Ed Rendell said, "It is tremendous news for Pittsburgh and the entire Southwest region that American Eagle Outfitters is investing and growing in Pennsylvania, bringing at least 325 new jobs. Pennsylvania is proud to be investing in the future of the company, the region and its people. As the company locates its expanded corporate headquarters to the SouthSide, we are using our resources to attract tens of millions of dollars in private sector investment. Everyday our efforts are focused on creating new opportunities for our working men and women and building the economic future of Pennsylvania."

"American Eagle's decision to move its corporate offices into the City of Pittsburgh is a significant signal of our ability to attract and retain companies that want to be a part of a dynamic and inviting place to live and work," said Pittsburgh's Mayor Tom Murphy. "The company's plans for its new home in Pittsburgh are a crowning achievement for the successful SouthSide Works development as it becomes the major corporate anchor of this new city inside the city. This youthful, vibrant workplace is an amazing transformation from a site that started with steel and is a shining example of our vision for the future of Pittsburgh," added Mayor Murphy. The SouthSide Works development project is named after the former mill site of LTV Steel.

"We are fortunate to have a retail powerhouse like American Eagle call Allegheny County its home," said Allegheny County Chief Executive Dan Onorato. "The company's decision to move its headquarters to the South Side and expand its operations in Marshall Township sends a strong message that Allegheny County is a great place to do business."

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. American Eagle Outfitters currently operates 787 AE stores in 50 states, the District of Columbia and Puerto Rico, and 71 AE stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding the relocation of our corporate headquarters. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the satisfaction of purchase agreement conditions, risks related to construction, possible disruption of business in connection with the relocation of corporate headquarters and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contact:
Judy Meehan
724-779-6642